Luminar Media Group, Inc.

Chief Executive Officer Contract

THIS AGREEMENT is entered into between Luminar Media Group, Inc., a Delaware corporation (“Employer”), and Christopher Cook (referred as a “Consultant” for the following purposes and upon the following conditions):

1. Employment. Employer hereby employs Consultant as provided herein and Consultant hereby accepts such employment upon the terms and conditions hereinafter set forth.

2. Term.  This Agreement is for a one-year term, subject to the termination provisions of Paragraph 3. This Agreement will be automatically renewed for a one-year term, unless; (1) the Board of Directors (the ‘Board”) delivers written notice of non-renewal at least sixty (60) days before expiration of the initial term; (2) it is terminated sooner pursuant to the terms of this Agreement; or (3) the Consultant delivers written notice of resignation to the Board of Directors. Thereafter. This Agreement will be automatically renewed for successive one-year terms under the same condition.

3. Early Termination. In the event of early termination due to change of ownership, dismissal, or for any other reason other than a reason for cause below, the full contract value will be paid in full on the same day as the Board action. Except as provided in Paragraph 2, “Term,” Employer may not terminate this Agreement without cause. Employer may terminate this Agreement at any time with cause if (i) Consultant is convicted of the willful and intentional commission of a crime (excluding traffic violations); (ii) in the reasonable judgment of the Board, Consultant has materially failed to perform his duties hereunder.

4. Compensation.

4.1. For the full term of this Agreement, Employer shall pay Consultant an annual payment in the amount provided below,. Employer shall review such salary at least annually one month prior to each anniversary of this Agreement; provided, however, that such salary shall not be decreased without the consent of Consultant. Consultant shall be eligible to receive such bonuses and cost of living increases to his salary as the Board approves from time to time.

4.2. Completion. The Employer shall pay the Consultant $12,000 per year in four installments of $3,000 per Quarter.

4.3 Stock Based Compensation. The Employer shall issue to the Consultant 8,000,000 restricted shares in Luminar Media Group Inc. at par value (0.0001).

5. Duties. Consultant shall serve as the Chief Executive Officer of the Company. Consultant shall perform all duties and services incident to the positions held by him.

6. Extent of Service. This is a non-captive and non-exclusive Agreement. Consultant will devote as much of his time, attention, and energies to the business of Employer as deemed necessary and fair by both parties.

7. Confidentiality.

7.1. Consultant’s Duty Regarding Confidential Information. Consultant shall regard and preserve as confidential all Confidential Information pertaining to Employer’s business. Such Confidential Information shall be deemed confidential whether obtained by Consultant by reason of his employment with Employer or before or during the term hereof. Consultant shall not, without the prior written consent of Employer, use for his own benefit or purposes, or disclose to others, either during his employment or at any time thereafter, and except as required in connection with his employment with Employer, any Confidential Information connected with the business developments of Employer. Consultant shall not, without such prior written consent, take or retain or copy any Confidential Information of Employer. Consultant shall promptly disclose to Employer all discoveries, improvements, inventions, and ideas, conceived or made by Consultant, either by Consultant or with others, during Consultant’s employment here under, and which are related to the actual or anticipated business or activities of Employer. All such discoveries, improvements, inventions, and ideas shall automatically be exclusive property of Employer and shall be treated as Confidential Information unless otherwise permitted under this Paragraph 7. Consultant shall execute any and all documents that Employer may reasonably request to evidence that such discoveries, improvements, inventions and ideas are the exclusive property of Employer, including, without limitation, assignments of the same.

7.2. Definition of Confidential Information. “Confidential Information” means any information previously provided or to be provided to the Recipient whether orally, visually, electronically or in writing by or on behalf of the Disclosing Party and includes, without limitation, any and all information relating to the Disclosing Party’s (a) business, including relating to its business and operations, methods of doing business, policies, financial condition, creditors, method(s) of calculating profits, prospects and any and all other things containing or reflecting information relating to the Disclosing Party’s business or trade, as well as copies, abstracts or summaries of any of the foregoing; (b) financial statements, tax returns, business and financial plans and information, sales and marketing plans, vendor and pricing information; (c) services, equipment, facilities, Consultants, contracts and other agreements or commitments; (d) intellectual property, technology, processes, patents, trade secrets, know-how, computer software and any and all other proprietary information; and (e) clients and customers, including, without limitation, client and customer lists, contact and pricing information and historical and projected sales information.  Confidential Information shall not include any information which is or was (i) independently developed by the Recipient without use of any Confidential Information, or (ii) in the public domain at the time of disclosure or at any time hereafter other than as a result of disclosure prohibited hereunder by the Recipient or by any other party that the Recipient knows owes a contractual or other duty of confidentiality to the Disclosing Party. Consultant

8. Return of Books and Papers. Upon the termination of Consultant’s employment with Employer for any reason, Consultant shall deliver promptly to Employer all manuals and memoranda; all cost, pricing and other financial data; all customer information; all other written or printed materials which are the property of the Employer (and any copies of them); and all other materials which may contain confidential information relating to the business of Employer that Consultant may then have in his possession, whether prepared by Employer or not.

9. Indemnification and D&O Insurance. Company will indemnify Executive for and hold Executive harmless from and against any and all losses, costs, damages or expenses (including attorneys' fees) arising out of any claim or legal proceeding brought against Executive, relating in any way to services performed by Executive for the Company. This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by law. The Company will maintain directors' and officers' liability insurance in amounts and on terms reasonable and customary for similarly situated companies.

10. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by a United States overnight express mail carrier, or nationally recognized private delivery service on an overnight basis, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant: Chris Cook

If to the Employer: Luminar Media Group, Inc.260 Adelaide St. E, Toronto, M4A 1N1

11. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

12. Enurement. The rights and obligations of Employer under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of Employer.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

14. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15. Paragraph Headings. Paragraph headings have been chosen and used for convenience in referring to the various actions and paragraphs of the Agreement and are not to be accorded by meaning or significance beyond such use in any interpretation of any provision of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Province of Ontario.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 26th day of February 2017.

_______________________________

Christopher Cook

Chief Executive Officer ("CEO") "CONSULTANT"

_______________________________

Christopher Cook

Chairman of the Board "EMPLOYER"